UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

July 12,  2011

XUN ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53466	26-1616719
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12518 NE Airport Way, Suite 148 No. 156 Portland Oregon 97230

(Address of principal executive offices)

775-200-0505

 (Registrant's telephone number, including area code)

___N/A___

(Former Name or former address if changed from last report.)

Copies to:

Jeffrey G. Klein, P.A.

301 Yamato Road

Suite 1240

Boca Raton, Florida  33498

Tel: (561) 953-1126

Fax: (561)994-6693

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Forward Looking Statements

Certain statements included in this Form 8-k regarding Xun Energy, Inc.  ( “Company”) that are not  historical  facts are  forward-looking statements,  including  the  information  provided  with  respect  to the future business  operations  and  anticipated  operations  of the Company.    These forward-looking  statements are based on current expectations, estimates,  assumptions and beliefs of management,  and words such as "expects," "anticipates,"   "intends,"   "plans,"   "believes,"   "estimates"  and  similar expressions  are intended to identify  such  forward-looking  statements.  These forward-looking  statements involve risks and uncertainties,  including, but not limited  to,  the  success  of our  current  or  proposed  business  activities.  Accordingly, actual results may differ.

Section 1- Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2011 the Company, through its wholly owned subsidiary, Nux Holdings of Kentucky, Inc. (“Nux”) entered into an Oil and Gas Lease with Donnell Cash and Emory Thomas, landowners, for approximately 70 acres of land (Property) which provides for a 100% leasehold interest and the exclusive right to explore, operate, produce all naturally-occurring oil, gas, casing-head gas or gasoline, gas condensate and/or all other liquid or gaseous hydrocarbons and other marketable or non-marketable substances produced (Oil and Gas) from Oil and Gas deposits contained within the Property and any and all other rights and privileges necessary, incident to, or convenient for the economical operation of the Property and other lands for the production of Oil and Gas to Nux.

If Nux does not commence operations or drill a well on the land covered by the lease by May 12, 2012, the Oil and Gas Lease will terminate, unless, on or before May 12, 2012, the parties renegotiate the terms of the Lease.

Nux will own 100% of the Working Interest (WI) and 87.5% of the Net Revenue Interest (NRI) in this lease. The leasehold interests are located in Cumberland County, Kentucky. The cost of the Oil and Gas Lease is $10.00.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

   July 13, 2011

Xun Energy, Inc. BY: /S/ Jerry G. Mikolajczyk —————————————— Name: Jerry G. Mikolajczyk Title: President/CEO

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